SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 27, 2002

HOOKER FURNITURE CORPORATION
(Exact name of registrant as specified in its charter)

Virginia
(State or other jurisdiction of
incorporation or organization)

000-25349	54-0251350
(Commission File No.)	(I.R.S. Employer Identification No.)

440 East Commonwealth Boulevard, Martinsville, Virginia	24112
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:
(276) 632-2133

ITEM 5.    OTHER EVENTS

On December 27, 2002, Hooker Furniture Corporation (the “Company”) announced that it had entered into a definitive Asset Purchase Agreement (the “Agreement”) with Cherryville, N.C.-based upholstery producer Bradington-Young LLC. The Agreement provides that the Company will purchase all of the assets of Bradington-Young for $24.5 million in cash less assumed debt, subject to a net working capital adjustment. Bradington-Young, with 2002 fiscal sales of just under $50 million, specializes in upscale leather reclining chairs, executive desk chairs and motion and stationary upholstery in the upper-medium and high-end price niches. Based on fiscal 2002 sales, the companies would have combined annual net sales of just under $300 million. Bradington-Young employs approximately 400 people, and owns four factories, a showroom, and an office in North Carolina. Plant locations include Cherryville, Hickory, and Woodleaf, N.C. and its showroom is located in High Point, N.C.

The Company expects the transaction to close early in January 2003, subject to certain customary closing conditions. The Company expects the acquisition to add incrementally to its earnings during the first year and expects to finance the entire purchase price with additional bank debt.

The Company also announced the election of two additional directors, Alan D. Cole and Robert A. Taylor. Mr. Cole was most recently president and chief executive officer of Lifestyle Furnishings International, which was at one time the nation’s largest furniture manufacturing conglomerate with sales of approximately $2 billion. Previously, he had served as president of motion seating specialist Berkline Corp. and was vice president and general manager of Broyhill’s upholstery division. Mr. Taylor is president and general manager of the chemical coatings division for Sherwin-Williams Co. and previously was president and chief operating officer for Lilly Industries and held market development, operations and business management positions with AKZO Nobel.

A copy of the Asset Purchase Agreement is attached hereto as Exhibit 2.1 and the Company’s press release making the announcements is included as Exhibit 99.1 hereto and are incorporated herein by reference.

ITEM 7.    FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits.

The following exhibits are filed as a part of this report:

2.1	Asset Purchase Agreement, dated as of December 27, 2002

99.1	Press Release dated December 27, 2002

2

Signature

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOOKER FURNITURE CORPORATION

By:	/s/ R. Gary Armbrister
R. Gary Armbrister Chief Accounting Officer

Date: December 27, 2002

3

EXHIBIT INDEX

Exhibit	Description

2.1	Asset Purchase Agreement, dated as of December 27, 2002

99.1	Press Release dated December 27, 2002